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                                                                       Exhibit 5

                   [Letterhead of Morgan, Lewis & Bockius LLP]

June 9, 2000

EXE Technologies, Inc.
8787 Stemmons Freeway
Dallas, TX   75247

RE:      EXE Technologies, Inc.
         Registration Statement on Form S-1
         (REG. NO. 333-35106)

Ladies and Gentlemen:

We have acted as counsel to EXE Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), by the Company, relating to the Company's initial public offering of up to 11,500,000 shares (the "Shares") of the Company's common stock, par value $.01 per share, including 1,500,000 shares purchasable by the underwriters upon exercise of their over-allotment option.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (a) the Registration Statement and the exhibits thereto, (b) the Company's Articles of Incorporation, as amended,
(c) the Company's By-laws, as amended, (d) certain records of the Company's corporate proceedings as reflected in its minute books and (e) such statutes, records and other documents as we have deemed relevant and necessary for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares registered on the Registration Statement, when issued by the Company in the manner contemplated therein and against payment therefor, will be duly

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EXE Technologies, Inc.
June 9, 2000


authorized, validly issued and fully paid and non-assessable.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

We are members of the Bar of the State of New York and we do not express any opinion herein concerning any laws other than the laws of the State of New York and the federal laws of the United States of America.

This opinion is rendered to you in connection with the above described transaction and may not be relied upon by you for any other purpose without our prior written consent.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus included therein. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules or regulations of the Commission thereunder.

Very truly yours,




/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP